Exhibit 10.6

SEPARATION AGREEMEENT

This Separation Agreement (this “Agreement”) by and between Sarah Boyce (“Employee”) and Akcea Therapeutics, Inc., a Delaware corporation (the “Company”), is made and entered into as of September 18, 2019 (the “Execution Date”) and is effective eight (8) days thereafter (the “Effective Date”), unless Employee rescinds her acceptance of this Agreement as provided in Section 5 below, with reference to the following facts:

The Company and Employee are parties to the Offer Letter between Company and Employee, dated April 17, 2018 (the “Offer Letter”) and the Severance and Equity Award Vesting Acceleration Letter dated April 17, 2018 (the “Severance Letter”);

The Employee’s employment with the Company shall terminate effective as of September 18, 2019 (the “Separation Date”), subject to the terms and conditions set forth in this Agreement; and

The Employee and Company desire to enter into this Agreement to memorialize the terms and conditions of Employee’s separation from the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.Separation Date.  Employee’s employment with the Company shall end on the Separation Date. Following the Separation Date, Employee shall not be and shall not represent herself as an employee or agent of the Company. As of the Execution Date, Employee shall be deemed to have resigned (and hereby memorializes such resignation) from each and every other office, position or responsibility in, including as a director and officer of the Company, in which Employee served for the Company and/or Ionis Pharmaceuticals, Inc. (“Ionis”) and each of their respective affiliates, subsidiaries and divisions.

2.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)Final Paycheck.  On the Separation Date, the Company will pay Employee all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(b)Business Expenses.  The Company shall reimburse Employee for all outstanding expenses incurred on or prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

3.Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable, as well as Employee’s performance of her continuing obligations pursuant to this Agreement, to provide Employee the severance benefits set forth below (the “Separation Benefit”).  Specifically, the Company and Employee agree as follows:

(a)Severance.  The Company shall pay to Employee on the first business day after the end of the six-month period following the Separation Date, Five Hundred One Thousand and Nine Hundred Seventy Five Dollars ($501,975), which represents twelve (12) months of Employee’s annual base salary at the rate in effect immediately prior to the Separation Date.

(b)Exercise of Options; Shares Acquired.  Employee will be entitled to exercise the options under Employee’s Option Award Agreements with the Company (the “Akcea Option Agreements”) and Ionis (the “Ionis Option Agreements”, and collectively, the “Option Agreements”) to purchase shares of Common Stock (as defined in the respective Option Agreements) to the extent currently exercisable or as such options may become exercisable over time, subject to the terms of the Option Agreements and this Agreement.  Employee, the Company and Ionis agree to finalize the definitive list of Option Agreements within two days of the Execution Date and attach that list as an Exhibit to this Agreement. Notwithstanding anything to the contrary in the Option Agreements or any other agreement, instrument or arrangement to the contrary, the Company will withhold from the shares of the Common Stock otherwise issuable upon such exercise of the Akcea Option Agreements, a number of whole shares of Common Stock having a fair market value determined by the Company as of the date of exercise equal to the minimum amount of tax required to be withheld by law, as provided and in accordance with the terms of Section 14(b) of the Akcea Option Agreements.  The remaining terms of the Option Agreements shall continue to apply until the completion of the exercise of the options. Except as otherwise set forth in a possible written consulting agreement between Employee and the Company, Employee acknowledges and agrees that as of the Separation Date: (i) Employee shall not be eligible for any additional vesting under the Option Agreements; (ii) all options with respect to unvested shares under the Option Agreements shall be terminated, and (iii) Employee holds no other option, equity appreciation, restricted stock or similar awards or any other rights with respect to any shares of the Common Stock of the Company or any other equity of the Company, except for Employee’s restricted stock units with the Company which will be governed by their terms, and any shares of Company and/or Ionis that Employee purchased as part of an employee stock purchase plan.

Shares acquired upon exercise of the Option Agreements (“Option Shares”) and any other shares of Company Common Stock or Ionis common stock currently owned by Employee, including shares that have been issued pursuant to restricted stock units or purchased pursuant to an employee stock purchase plan (“Additional Shares”) shall promptly be transferred to a broker designated by Employee to the Company or Ionis in writing.  As of the Effective Date, all restrictions upon the retention, sale, transfer, exchange or other disposition or exercise of rights or incidents of ownership by Employee (or Employee’s representative(s) or agent(s)), directly or indirectly, of the Option Shares or the Additional Shares imposed by the Option Agreements, or any other plans, programs or arrangements established, maintained or administered by the Company shall terminate and be unenforceable, except that any shares purchased pursuant to an employee stock purchase plan will be subject to a six-month holding period following their purchase date.  In addition, Employee acknowledges that under applicable law she is precluded from trading her Company and Ionis shares when she is in possession of material non-public information.

(c)Healthcare Continuation Coverage.  If Employee timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay any applicable Company COBRA premiums necessary to continue Employee’s coverage as in effect on the Separation Date, such payment to continue until the earlier of (i) the last day of the twelfth (12th) month anniversary following the Separation Date; or (ii) the date Employee first becomes eligible after the Separation Date to enroll in a group health insurance plan offered by another employer or entity in connection with Employee’s provision of services to such employer or entity. Employee agrees to immediately notify the Company in writing of any such enrollment or eligibility for enrollment and the Company’s obligations to pay any COBRA premiums for all periods after the effective date of such enrollment or eligibility will cease. Except as provided in this Agreement, Employee acknowledges that she shall be solely responsible for all matters relating to Employee’s continuation of coverage pursuant to COBRA, including, without limitation, Employee’s election of such coverage and her timely payment of her share of the applicable premiums.

(d)Taxes.  Employee understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Employee for the benefits provided to her by this Section 3 beyond those withheld by the Company (including any taxes withheld under Section 3(b)), Employee agrees to pay them herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by her to make required payments.

The terms of this Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b) (4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b) (9) (iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b) (9) (v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”). Any reference in this Agreement to a separation from or termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder.  If and to the extent that this Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following her death.  All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

(e)Sole Separation Benefit.  Employee agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures, and are provided as a severance solely in connection with this Agreement.  Employee acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement. Employee acknowledges and agrees that the Separation Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties.

4.Full Payment.  Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of her employment with the Company and the termination thereof, including, but not limited to, salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.Employee’s Release of Claims.  Employee hereby agrees and acknowledges that by signing this Agreement and accepting the severance payments to be provided to her, and other good and valuable consideration provided for in this Agreement, Employee is waiving her right to assert any form of legal claim against the Company1 of any kind whatsoever from the beginning of time through the Effective Date. Employee’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the Effective Date.

Without limiting the foregoing general waiver and release of claims, Employee specifically waives and releases the Company from any Claim arising from or related to Employee’s employment relationship with the Company or the termination thereof, including, without limitation:

(i)Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar state or local statute or regulation.

[1]

For purposes of this release of claims, the term “Company” shall include Akcea Therapeutics, Inc. and its divisions, affiliates, parents and subsidiaries, and their respective officers, directors, shareholders, owners, employees and assigns.

(ii)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar state or local statute or regulation.

(iii)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)Any other Claim arising under local, state or federal law.

Section 1542 of the Civil Code of the State of California (“Section 1542”) provides, generally, that a release does not extend to unknown claims.  Specifically, Section 1542 of the Civil Code of the State of California states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement releases all claims existing or arising prior to her execution of this Agreement which she has or may have against the Company, whether the claims are known or unknown and suspected or unsuspected by Employee and she forever waives all inquiries and investigations into any and all of these claims.

Notwithstanding the foregoing, this paragraph does not release the Company from any obligation expressly set forth in this Agreement.  Further, Employee’s waivers and releases in this Agreement do not apply to any claims that cannot be waived or released as a matter of law under applicable, federal, state, or local laws, and Employee’s rights to enforce this Agreement.

Employee and the Company acknowledge that Employee is over the age of 40 and that Employee, therefore, has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA.  To that end, Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing Employee with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company at the address below.  Employee may rescind her assent to this Agreement if, within seven (7) days after Employee signs this Agreement, Employee delivers by hand or sends by mail (certified, return receipt and postmarked within such seven (7) day period) a notice of rescission to the Company at 22 Boston Wharf Road, 9th Floor Boston, MA 02210.

Also, consistent with the provisions of the ADEA, nothing in this release shall be deemed to prohibit Employee from challenging the validity of this release. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity, provided, however, that Employee agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Employee acknowledges that she has carefully read and understands the scope and effect of the provisions of this Agreement, has been advised to consult with an attorney and that she has had the opportunity to do so.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Employee acknowledges and agrees that, but for providing this waiver and release of claims, Employee would not be receiving the severance being provided to her under this Agreement.

6.Non-Disparagement, Transition, Transfer of Company Property and Non-Competition Agreement.  Both parties further agree that:

(a)Mutual Non-Disparagement.  Employee agrees that she will not make any public media statements with respect to the Company without the prior approval of the Company and that she will not disparage or knowingly make false or defamatory statements about the Company or Ionis, or their respective directors, officers, or affiliates in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. The Company and Ionis agree to instruct their respective senior corporate executives having the position of Vice President (or Senior Vice President with respect to Ionis) or above and the current members of their respective Boards of Directors and all members of Investor Relations and Corporate Communications Departments in the case of both Ionis and Akcea not to disparage or knowingly make false or defamatory statements regarding Employee. This Section shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Employee’s non-disparagement obligations under this Section do not interfere with or restrict her ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

(b)Transition.  Each of the Company, Ionis and Employee shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employee(s) of the Company prior to the Separation Date.  The Company and Ionis shall each provide Employee with a draft for her review and comment, and will endeavor in good faith to implement any reasonable comments, prior to making or releasing any announcement, filing or other communication, publicly or with respect to the primary internal announcement, arising out of or relating to Employee or Employee’s separation from service.  Each of the Company, Ionis and Employee will cooperate in good faith to agree on a set of talking points for use with internal communications.  To the extent information arising out of or relating to Employee or Employee’s separation from service information has already been publicly disclosed without violating this Agreement, and party may subsequently disclose the same information to the public without the consent of the party.

(c)Transfer of Company Property.  On or before the Separation Date, Employee shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which she had in her possession, custody or control at the time she signed this Agreement.

(d)Confidential Information.

(i)

The Company possesses confidential information that has been created, discovered, developed by, or otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known by Employee arising from her employment with the Company).  All such information is hereinafter referred to as “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes:  (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of the Company.  All Confidential Information is the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information.  For five years after the Effective Date, Employee will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without the Company’s prior written consent.  Any permitted disclosures will be made in strict compliance with the Company publication and presentation clearance policy.

(ii)

Employee also understands that the Company has received valuable information from third parties that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes.  For five years after the Effective Date, Employee will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing.  Any permitted disclosures will be made in strict compliance with the Company publication and presentation clearance policy.

(iii)

The obligations of this Section 6(d) will not apply to information that Employee can establish by written records: (i) was known by Employee prior to the receipt of Confidential Information; (ii) was disclosed to Employee by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of

Employee, its officers, directors, affiliates employees or agents; (iv) was independently developed by Employee without use of Confidential Information; or (v) was disclosed by Employee pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Employee provided the Company with sufficient prior notice in order to allow the Company to contest such request, requirement or order.

7.Employee Representations; Company Representations.  Employee warrants and represents that (a) she has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on her behalf, she will immediately cause it to be withdrawn and dismissed, (b) she has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement, (c) she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms.  The Company and Ionis, each represent that it is not aware of any facts or circumstances upon which it intends to assert, or is actively considering asserting, a claim against Employee arising out of or relating to her employment or the termination of that employment, and upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of the Company (and Ionis with respect to Section 6(a), 6(b), 7 and 9 hereof), enforceable in accordance with its terms.

8.No Assignment by Employee.  Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other releasee because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

9.Confidentiality.  Employee and the Company and Ionis mutually agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”) provided that nothing herein shall prevent the Company or Ionis from meeting its obligations under applicable law or binding agreements.  Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee will not publicize, directly or indirectly, any Separation Information.

10.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11.Miscellaneous.  Employee further acknowledges that, other than the Option Agreements this Agreement shall supersede each agreement entered into between Employee and the Company regarding Employee’s employment, including, without limitation, the Offer Letter and the Severance Letter, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.  Employee acknowledges that there are no other agreements, written, oral or implied, and that she may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.Employee’s Cooperation.  After the Separation Date, Employee shall use reasonable best efforts to cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during her employment with the Company.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EMPLOYEE

DATED: September 18, 2019	By:	/s/ Sarah Boyce

	Name:	Sarah Boyce

AKCEA THERAPEUTICS, INC.

DATED: September 18, 2019	By:	/s/ Sandford D. Smith

	Name:	Sandford D. Smith

	Title:	Compensation Committee Chairman

Solely for purposes of Sections 3(b), 6(a), 6(b), 7 and 9 hereof:

IONIS PHARMACEUTICALS, INC.

	By:	/s/ Patrick O’Neil

	Name:	Patrick O’Neil

	Title:	Senior Vice President, Legal and General Counsel

Exhibit A

Options Outstanding by Price

As of Date:  09/18/2019

Status: Active

Participant ID is 3111

Name	ID	Number	Option Date	Expiration Date	Remaining Life in Years	Option Price	Shares Outstanding
Boyce, Sarah	3111	0001580	4/17/2018	4/16/2028	8.58	23.93	16,712.00
Boyce, Sarah	3111	0001581	4/17/2018	4/16/2028	8.58	23.93	983,288.00
Boyce, Sarah	3111	0001818	1/2/2019	1/1/2029	9.28	30.73	3,254.00
Boyce, Sarah	3111	0001819	1/2/2019	1/1/2029	9.28	30.73	169,746.00
							1,173,000

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